UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE WET SEAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

April 24, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at The Wet Seal, Inc.’s corporate offices located at 26972 Burbank, Foothill Ranch, California 92610, beginning at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 27, 2009.

During the Annual Meeting, the matters described in the accompanying Proxy Statement will be considered. In addition to the formal items of business to be brought before the Annual Meeting, there will be an opportunity to ask questions of general interest to you as a stockholder.

I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

Sincerely,

EDMOND S. THOMAS

President and Chief Executive Officer

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 27, 2009

Notice is hereby given that the Annual Meeting of Stockholders, or the Annual Meeting, of The Wet Seal, Inc., or our Company, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Wednesday, May 27, 2009. The Annual Meeting will begin at 10:00 a.m., Pacific Daylight Time. At the Annual Meeting you will be asked to consider and vote upon:

1.	The election of a Board of Directors consisting of eight directors to serve until our Company’s 2010 Annual Meeting. The attached Proxy Statement, which accompanies this Notice, includes the names of the nominees to be presented by our Board of Directors for election;

2.	The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditor of our Company for fiscal 2009; and

3.	Any other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

If you owned our Company’s Class A common stock at 5:00 p.m., Eastern Daylight Time, on April 15, 2009, you may vote at this meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the principal executive offices of our Company. The list of stockholders will be available during normal business hours for a period of ten days prior to the Annual Meeting.

To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

If you have any questions about the proposals, including the procedures for voting your shares, please contact Steven H. Benrubi, the Corporate Secretary of our Company, at (949) 699-3900.

BY ORDER OF OUR BOARD OF DIRECTORS

EDMOND S. THOMAS

President and Chief Executive Officer

Foothill Ranch, California

Dated: April 24, 2009

i

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., or our Company, we or us, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of our Company, or the Annual Meeting.

The Annual Meeting, and any adjournments or postponements thereof, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Wednesday, May 27, 2009. The Annual Meeting will begin at 10:00 a.m., Pacific Daylight Time. This Proxy Statement and related materials are first being mailed to stockholders on or about May 1, 2009.

ABOUT THE MEETING

What is the purpose of the meeting?

The Annual Meeting has been called to have our stockholders consider and vote upon:

1.	The election of Jonathan Duskin, Sidney M. Horn, Harold D. Kahn, Kenneth M. Reiss, Alan Siegel, Edmond S. Thomas, Henry D. Winterstern and Michael Zimmerman to serve on our Company’s Board of Directors until our Company’s 2010 Annual Meeting of Stockholders (each of the nominated individuals is a current member of our Company’s Board of Directors);

2.	The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors of our Company for fiscal 2009; and

3.	Any other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Company’s Class A common stock and Class B common stock are entitled to receive notice of, and to vote at, the Annual Meeting. The record date for determining such holders is 5:00 p.m., Eastern Daylight Time, on April 15, 2009.

How many shares are outstanding and entitled to vote at the Annual Meeting?

At 5:00 p.m., Eastern Daylight Time, on the record date, there were 96,958,731 shares of our Company’s Class A common stock issued and outstanding. On that date, no shares of our Company’s Class B common stock were issued and outstanding.

Holders of Class A common stock are entitled to one vote per share. There is no cumulative voting.

Although our Company has 1,611 shares of Series C Convertible Preferred Stock issued and outstanding, holders of the Series C Convertible Preferred Stock are not entitled to vote on the matters to be presented at the Annual Meeting.

What constitutes a quorum for voting on the stockholder proposals?

The presence, in person or by proxy, of the holders of a majority of our Class A common stock shares outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. As of the record date for this Proxy Statement, 96,958,731 shares of Class A common stock, representing the same number of votes, were issued and outstanding. Accordingly, the presence of the holders of Class A common stock representing at least 48,479,366 votes will be necessary to establish a quorum.

Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting but will not be counted towards the vote total for any proposal.

What is a broker “non-vote”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. For purposes of the Annual Meeting, members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting.

Certain proposals other than the election of directors are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter.

How do I vote?

The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein. In the absence of instructions, each proxy will be voted FOR all eight nominees, and FOR Proposal 2 and will be voted in accordance with the discretion of the proxy holders upon all other matters which may properly come before the Annual Meeting.

Can I revoke my proxy?

Any proxy received by our Company may be subsequently revoked by the stockholder at any time before it is voted at the Annual Meeting by delivering a subsequent proxy or other written notice of revocation to our Company at our principal executive offices or by attending the Annual Meeting and voting in person.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Only one Proxy Statement, proxy card and Annual Report on Form 10-K for the fiscal year ended January 31, 2009, or the 2008 Annual Report, are being delivered by our Company to multiple stockholders sharing an address, unless our Company receives contrary instructions. Our Company will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement and accompanying materials to stockholders at a shared address to which a single copy was delivered.

A stockholder who wishes to receive a separate copy of this Proxy Statement, proxy card or the 2008 Annual Report now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request via email to our Company’s Investor Relations Office website at www.wetsealinc.com, or via mail to our Company’s principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610.

INTERNET AVAILABILITY OF THIS PROXY STATEMENT

This Proxy Statement and the 2008 Annual Report will be available on or after May 1, 2009, on our Company’s website at www.wetsealinc.com. Information on our Company’s website, other than this Proxy Statement, form of proxy, our Company’s Code of Business Ethics and Conduct, our Company’s Code of Ethics Policy for our Chief Executive Officer and Chief Financial Officer, our Company’s Corporate Governance Guidelines and the charters of our Company’s Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, or the Nominating and Governance Committee, are not part of our Company’s proxy soliciting materials.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

In accordance with our Company’s Bylaws, as amended, the number of directors that constitute our Board of Directors shall be determined from time to time by resolution of our Board of Directors. Upon the expiration of the term of directors, nominees are elected to serve for a term of one year and until their respective successors have been elected and qualified. Each director shall hold office until the next regular meeting of the stockholders after such director’s election and until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director.

Nominees

The terms of the current directors, Messrs. Jonathan Duskin, Sidney M. Horn, Harold D. Kahn, Kenneth M. Reiss, Alan Siegel, Edmond S. Thomas, Henry D. Winterstern and Michael Zimmerman, expire upon the election and qualification of the directors to be elected at the Annual Meeting. Our Nominating and Governance Committee has recommended to our Board of Directors each of the current directors for reelection to our Board of Directors at the Annual Meeting, to serve until the 2010 Annual Meeting of Stockholders.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Duskin, Horn, Kahn, Reiss, Siegel, Thomas, Winterstern and Zimmerman to our Board of Directors. The nominees have consented to serve as directors of our Company if elected. If, prior to the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy may be exercised to vote for a substitute candidate designated by our Board of Directors. Our Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Set forth below is certain information furnished to our Company by the director nominees, with ages as of April 24, 2009. There are no family relationships among any directors or executive officers of our Company.

Name and Age	Principal Occupation and Background
Jonathan Duskin Age: 41	Mr. Jonathan Duskin has been a director of our Company since March 6, 2006. Mr. Duskin has served as Chief Executive Officer of Macellum Capital Management since September 2008. From 2005 to April 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment manager. From 2002 to 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC. From 1998 to 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department.

Sidney M. Horn Age: 58	Mr. Sidney M. Horn has been a director of our Company since January 27, 2005. Mr. Horn is the Chairman of our Nominating and Governance Committee. Mr. Horn has been a partner at the law firm of Stikeman Elliot LLP since May 2000. From 1984 to May 2000, Mr. Horn was a partner at the law firm of Phillips & Vineberg LLP. Mr. Horn currently serves on the boards of directors of Prime Restaurant Holdings, Inc., a restaurant franchisor, Astral Media Inc., a Canadian specialty television and radio broadcaster, Genworth Financial Mortgage Insurance Company (Canada), a Canadian mortgage insurance company, and Landauer Metropolitan Inc., a distributor of medical equipment.

Harold D. Kahn Age: 63	Mr. Harold D. Kahn served as a director of our Company from January 27, 2005 to October 23, 2008, when he resigned as director and became Chief Executive Officer of Steve & Barry’s. After his relationship with Steve & Barry’s terminated, Mr. Kahn was re-appointed as a director of our Company on November 19, 2008. Mr. Kahn is Chairman of our Company’s Compensation Committee. Since February 2004, he has served as President of HDK Associates, a consulting company that advises financial and investment groups. From January 1994 to February 2004, Mr. Kahn served as Chairman and Chief Executive Officer of Macy’s East, a division of Macy’s.

Kenneth M. Reiss Age: 66	Mr. Kenneth M. Reiss has been a director of our Company since January 27, 2005. Mr. Reiss is Chairman of our Audit Committee. Prior to his retirement in June 2003, Mr. Reiss was a partner at the accounting firm of Ernst & Young L.L.P., where he served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc. and Kenneth Cole Productions, Inc. Mr. Reiss currently serves on the boards of directors of Eddie Bauer, Inc., a specialty retailer that sells men’s and women’s outerwear, apparel and accessories for the active outdoor lifestyle, and Harman International Industries, Inc., a manufacturer of audio and electronic products for automotive, consumer and professional use.

Alan Siegel Age: 74	Mr. Alan Siegel has been a director of our Company since 1990. Mr. Siegel was appointed the Chairman of our Board of Directors on January 7, 2008. Prior to his retirement in April 2007, Mr. Siegel was a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Siegel serves on the board of directors of Thor Industries, Inc., a manufacturer of travel trailers and motor homes.

Edmond S. Thomas Age: 55	Mr. Edmond S. Thomas has been a director of our Company since November 28, 2007. Mr. Thomas was appointed President and Chief Executive Officer of our Company effective October 8, 2007. From October 2005 to October 2007, Mr. Thomas served as President and Co-Chief Executive Officer of Tilly’s Inc., a privately owned company that sells action sports related apparel, footwear and accessories. Mr. Thomas was previously President and Chief Operating Officer of our Company from 1992 to 2000. Mr. Thomas is currently a Managing Director of The Evans Thomas Company, LLC, which is the general partner of AXIS Capital Fund I, LP, which provides advisory services for retail, catalog, and consumer goods companies along with investment in emerging growth retail companies.

Henry D. Winterstern Age: 51	Mr. Henry D. Winterstern has been a director of our Company since August 18, 2004. Since April 2008, Mr. Winterstern has served as a Managing Director of Drawbridge Special Opportunities Funds at Fortress Investment Group. From July 2005 to March 2007, Mr. Winterstern served as Co-Chairman of the Board of Directors and Chief Executive Officer of First Look Studios, Inc. Between 1999 and 2004, Mr. Winterstern served as Chief Executive Officer of CDP Capital Entertainment.

Michael Zimmerman Age: 38	Mr. Michael Zimmerman has been a director of our Company since March 6, 2006. Since May 2005, Mr. Zimmerman has served as the Chief Executive Officer of Prentice Capital Management, LP, an investment manager. From 2000 to 2005, Mr. Zimmerman managed investments in the retail/consumer sector for S.A.C. Capital Associates LLC. From 1999 to 2000, Mr. Zimmerman provided financial advisory services at Omega Advisors, specializing in retail/consumer companies. Mr. Zimmerman currently serves on the board of directors of Russ Berrie and Company, Inc., a designer, importer, marketer and distributor of gift and juvenile consumer products.

Vote Required to be Elected as a Director

Election of the nominees to our Board of Directors requires the affirmative vote of the holders of a majority of the outstanding shares present or represented by proxy and entitled to vote at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Company has adopted The Wet Seal, Inc. Code of Business Ethics and Conduct, or our Code of Conduct, that is applicable to all directors, officers and employees. The purpose of our Code of Conduct is to foster compliance with applicable laws affecting our Company and to set a standard for our expectations for business conduct. During fiscal 2008, we approved and adopted revisions to our Code of Conduct that had been recommended by our Nominating and Governance Committee. The revisions improved the clarity and organization of our Code of Conduct while leaving the content substantially unchanged.

We have also adopted a Code of Ethics Policy for our Chief Executive Officer and Chief Financial Officer to promote ethical conduct in the practice of financial management and corporate governance. In addition, we have also adopted Corporate Governance Guidelines which identify corporate governance policy standards for our directors, officers and committees of our Board of Directors. Our Code of Conduct, Code of Ethics Policy for our Chief Executive Officer and Chief Financial Officer and our Corporate Governance Guidelines are available on our website at www.wetsealinc.com.

Director Independence

All members of our Board of Directors other than Mr. Thomas, our President and Chief Executive Officer, have been determined to be “independent” directors. This determination by our Board of Directors is based upon an individual evaluation of each of our directors, his employment or Board of Directors affiliations, and a determination that the “independent” director has no business relationship with our Company other than his service on our Board of Directors or any involvement with a company or firm with which we do business that our Board of Directors has determined is material. Our President and Chief Executive Officer, Mr. Thomas, is not a member of any committees of our Board of Directors.

Committees of Our Board of Directors

Our Board of Directors has established three committees consisting of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Board of Directors has adopted charters for each of its committees, which are posted on our Company’s website at www.wetsealinc.com. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Jonathan Duskin	X	—	—
Sidney M. Horn	X	X	(Chairman)
Harold D. Kahn	—	(Chairman)	X
Kenneth M. Reiss	(Chairman)	—	—
Alan Siegel	—	—	X
Henry D. Winterstern	X	—	—
Michael Zimmerman	—	X	X

Meetings and Attendance of Directors

Our Board of Directors and its committees held the following number of meetings during the fiscal year ended January 31, 2009:

Group	Meetings
Board of Directors	14
Audit Committee	7
Compensation Committee	5
Nominating and Governance Committee	2

As a group, the members of our Board of Directors attended over 95% of all of our Board of Directors meetings and their respective meetings of the committee(s) on which they served.

Audit Committee

Our Audit Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. From March 22, 2006 through the date of this Proxy Statement, the members of our Audit Committee have consisted of Messrs. Reiss, Duskin, Horn and Winterstern.

Our Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to our Board of Directors, internal accounting and finance controls for our Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of our Company’s financial statements and press releases relating to our Company’s financial statements and results of operations. Our Audit Committee is also responsible for recommending to our Board of Directors independent registered public accountants to audit the annual financial statements of our Company, as well as for reviewing the scope of the audit as determined by the accountants. The Charter of our Audit Committee is available on our Company’s website at www.wetsealinc.com.

Mr. Reiss, the Chairman of our Audit Committee with 38 years of experience in auditing public companies during his tenure at Ernst & Young L.L.P., has been determined by our Nominating and Governance Committee to be our Audit Committee’s “audit committee financial expert” under the regulations of the Securities and Exchange Commission and to be “financially sophisticated” under Nasdaq Global Market listing standards.

Compensation Committee

Each of the directors comprising our Compensation Committee is not a member of management and has been determined by our Board of Directors to be “independent” in accordance with Nasdaq Global Market listing standards. Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our chief executive officer, reviews and approves compensation of our other executive officers, administers our equity-based compensation plans and reviews the disclosures in the Compensation Discussion and Analysis and the annual compensation committee report for inclusion in our Company’s annual proxy statement.

Under our 2000 Stock Incentive Plan and our 2005 Stock Incentive Plan, as amended, or collectively our Incentive Plans, our Compensation Committee has the authority to grant Awards (as defined in our Incentive Plans) including options, restricted stock, performance shares, restricted share units, share purchases, share awards or any other awards based on the value of our common shares to our directors, named executive officers and other company personnel and consultants to our Company. In addition, our Compensation Committee approves bonus guidelines and equity-based awards to be granted to our named executive officers and directors as well as grants our Chief Executive Officer certain levels of authority to grant equity-based awards to other Company employees. Our Compensation Committee also reviews and approves contractual employment and compensation arrangements with our named executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans. The charter of our Compensation Committee is available on our Company’s website at www.wetsealinc.com.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards. Our Nominating and Governance Committee proposes to our Board of Directors and to stockholders a slate of director nominees in connection with the election of directors. It also advises our Board of Directors with respect to board procedures and committees, oversees the evaluation of our Board of Directors and develops, recommends and reviews our corporate governance guidelines. The Charter of our Nominating and Governance Committee is available on our Company’s website at www.wetsealinc.com.

In discharging its responsibilities to nominate candidates for election to our Board of Directors, our Nominating and Governance Committee has not specified any minimum qualifications for serving on our Board of Directors. However, our Nominating and Governance Committee’s criteria for selecting new directors includes possession of such knowledge, experience, skills, expertise and diversity as may enhance our Board of Directors’ ability to manage and direct the affairs and business of our Company. Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons. Candidates may be considered at any point during the year.

Executive Sessions; Meetings with Management

The non-management members of our Board of Directors, which include each member of our Board of Directors other than Mr. Thomas, meet in executive session on a regular basis. From time to time, PricewaterhouseCoopers LLP, who manages our Company’s internal audit function, meets with our Audit Committee to review the internal audit function and Section 404 compliance. Our Audit Committee also meets in executive session with the independent registered accountants regularly. All other committees are given the opportunity to meet without management as they deem necessary.

Senior members of our Company’s management are routinely invited to make presentations to our Board of Directors or committees to provide management insight into items being discussed by our Board of Directors or committees and to bring managers with high potential into contact with our Board of Directors. In addition, Board members have free access to all other members of management and employees of our Company.

Director Compensation

The awarding of stock options, restricted stock, and/or performance shares by our Company to directors, in their capacity as such, is at the discretion of our Compensation Committee. The directors do not receive any additional compensation in connection with their attendance at board and committee meetings other than the cash and equity compensation described below in “Director Compensation Table”. All directors are reimbursed for expenses incurred in connection with attendance at the meetings of our Board of Directors and committees.

Fiscal 2008 Compensation Analysis

In January 2008, our Board of Directors established a new compensation program for directors of our Company whose last tranche of restricted stock vested on January 27, 2008. The compensation program took into account (a) the increased commitment required of our directors as our Company focused upon improving its financial performance as well as (b) compensation (cash and equity) paid to directors of publicly traded retailers with comparable revenues and market capitalization. Our Compensation Committee engaged Mercer LLP, a compensation consulting firm, or Mercer, to provide it with the survey data to be used in the preparation of a compensation program. Based upon the recommendation of our Compensation Committee, our Board approved the cash compensation program set forth below, which was implemented for each of the directors other than Messrs. Thomas, Duskin and Zimmerman.

Position	Annual Cash Retainer	Payment
Director	$65,000	Quarterly
Committee Chairman	$10,000	Quarterly
Chairman of our Board	$15,000	Quarterly

In addition to the foregoing new cash compensation program, each director other than Messrs. Thomas, Duskin and Zimmerman, received a restricted stock grant having a cash value of $115,000 on February 4, 2008, the date of issuance. Based upon the closing stock price of our common stock on that date, each director other than Messrs. Thomas, Duskin and Zimmerman received 37,705 shares of our restricted stock. The granted shares vested on February 4, 2009; however, in connection with his resignation from the Board of Directors, Mr. Kahn forfeited such grant and did not receive replacement shares when he was re-appointed as director.

On June 29, 2006, after the appointment of Messrs. Duskin and Zimmerman to our Board of Directors, our Board approved a cash compensation program under which Messrs. Duskin and Zimmerman are each paid an annual retainer of $75,000, payable via quarterly installments. In addition, on June 29, 2006, Messrs. Duskin and Zimmerman each were granted three tranches of 22,000 shares of our restricted stock. The three tranches of restricted stock were scheduled to vest on the first, second and third anniversaries of the grant date, respectively. To date, the first two tranches have vested and the third tranche is scheduled to vest on June 29, 2009.

Director Compensation Table

The following Director Compensation Table summarizes the compensation paid to our directors in fiscal 2008.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Share Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jonathan Duskin	$75,000	$102,803	—	—	—	—	$177,803
Sidney M. Horn	$75,000	$113,743	—	—	—	—	$188,743
Harold D. Kahn (4)	$75,000	$—	—	—	—	—	$75,000
Kenneth M. Reiss	$75,000	$113,743	—	—	—	—	$188,743
Alan Siegel	$80,000	$113,743	—	—	—	—	$193,743
Henry D. Winterstern	$65,000	$113,743	—	—	—	—	$178,743
Michael Zimmerman	$75,000	$102,803	—	—	—	—	$177,803

(1)	Edmond S. Thomas, our current President and Chief Executive Officer, is not included in this table since he received no compensation for his services as a director. The compensation received by Mr. Thomas as an employee of our Company is shown in the “Summary Compensation Table”.
(2)	Members of our Board of Directors, other than Messrs. Thomas, Duskin, and Zimmerman received director’s fees at the rate of $65,000 per year. Messrs. Duskin and Zimmerman receive director’s fees at a rate of $75,000 per year. A Committee Chairman received an additional retainer of $10,000 per year, payable in quarterly installments. The Chairman of our Board of Directors received an additional retainer of $15,000 per year, payable in quarterly installments. All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at meetings of our Board of Directors and of committees of our Board of Directors.
(3)

Effective January 29, 2006, our Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS No. 123(R) and thus may include amounts from awards granted in and prior to fiscal 2008. As of January 31, 2009, the following directors had unvested restricted shares of Class A common stock: Mr. Reiss 37,705 shares, Mr. Siegel 37,705 shares, Mr. Horn 37,705 shares, Mr. Winterstern 37,705 shares, Mr. Duskin 22,000 shares, and Mr. Zimmerman 22,000 shares. The shares of Messrs. Reiss, Siegel, Horn and Winterstern vested on February 4, 2009 and the shares of Messrs. Duskin and Zimmerman are scheduled to vest on June 29, 2009. See the discussion below under “Fiscal 2009 Director Compensation Arrangements” for disclosure regarding the new issuance of restricted stock to our directors other than Messrs. Thomas, Duskin and Zimmerman.

(4)	Upon his resignation from our Board of Directors in October 2008, Mr. Kahn forfeited his unvested 37,705 restricted shares. Upon his reappointment, Mr. Kahn did not receive a grant of restricted shares for the 2008 fiscal year.

Fiscal 2009 Director Compensation Arrangements

For fiscal 2009, the director compensation program developed for fiscal 2008 was renewed under its existing terms. Based upon the recommendation of our Compensation Committee, our Board approved the cash compensation program set forth below, which was implemented for each of the directors other than Messrs. Thomas, Duskin and Zimmerman.

Position	Annual Cash Retainer	Payment
Director	$65,000	Quarterly
Committee Chairman	$10,000	Quarterly
Chairman of our Board	$15,000	Quarterly

In addition to the foregoing cash compensation program, each director, other than Messrs. Thomas, Duskin and Zimmerman, received a restricted stock grant having a cash value of $115,000 on February 2, 2009, the date of issuance. Based upon the closing stock price of our common stock on that date, each director other than Messrs. Thomas, Duskin and Zimmerman received 43,726 shares of our restricted stock. These shares are scheduled to vest on the first anniversary of the date of issuance.

Messrs. Duskin and Zimmerman continue to serve on our Board of Directors under the terms of the compensation program established for them during 2006.

Indemnification Agreements with our Directors

Our Company has entered into indemnification agreements with each of our non-management directors. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our Company, and to advance expenses incurred as a result of any proceeding against them as to which they can be indemnified. We also expect to enter into indemnification agreements with our future non-management directors.

STOCKHOLDER NOMINEES

Our Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on our Board of Directors. Any stockholder who desires to recommend a nominee for our Board of Directors must submit a letter addressed to our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, and which is clearly identified as a “Director Nominee Recommendation”. All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Nominating and Governance Committee.

Any stockholder recommendations for the 2010 Annual Meeting must be submitted no earlier than the opening of business on January 27, 2010 and no later than the close of business on February 26, 2010 to assure time for meaningful consideration and evaluation of the nominees by our Nominating and Governance

Committee. In the event that the 2010 Annual Meeting is not within forty-five days before or after May 27, 2010, any stockholder recommendation for Board of Director nominees will be timely if it is received no earlier than the opening of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which the Company first makes the public announcement of the date of the annual meeting.

Any stockholder recommendations for a special meeting of stockholders called for the purpose of electing directors must be submitted no later than the close of business on the 10th day following the day on which the Company first makes the public announcement of the date of the special meeting.

STOCKHOLDER COMMUNICATIONS

Our Company has adopted a formal process by which stockholders may communicate directly to directors. Under this process, any communication sent to a director or directors in care of our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610 is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a stockholder, and all stockholder communications that are received by our Corporate Secretary to the attention of a director or directors are forwarded to the director or directors, with a copy to the Chairman of our Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our Compensation Committee has developed a compensation policy for our named executive officers with the following guidelines:

•	Provide base salaries that are competitive in the retail apparel industry and that will attract and retain our named executive officers;

•

Provide annual cash bonuses that are tied to our consolidated financial performance or divisional financial performance, as the case may be, in order to align the interests of our named executive officers with those of our stockholders; and

•

Provide long-term incentive benefits that will reward our named executive officers’ long-term commitment and motivate the named executive officers to achieve our strategic objective of increased stockholder value.

We compensate our named executive officers, except for Messrs. Kubo and Torok, according to the terms of their respective employment agreements. Messrs. Kubo and Torok do not have employment agreements and have not been parties to such agreements during their tenure with the Company. Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for our named executive officers. Members of senior management (including certain of our named executive officers) provide information to our Compensation Committee with respect to individual and divisional performance to assist our Compensation Committee in its analysis and evaluation of our named executive officers.

Our named executive officers for fiscal 2008 consisted of the following individuals:

•	Edmond S. Thomas, our President and Chief Executive Officer;

•	Steven H. Benrubi, our Executive Vice President and Chief Financial Officer;

•	Maria G. Comfort, our President and Chief Merchandise Officer, Wet Seal Division;

•	Jon C. Kubo, our Vice President and Chief Information Officer; and

•	Charles J. Torok, our Vice President of Logistics.

During fiscal 2008, we experienced a series of senior management changes. In February 2008, Mr. Gary White, our former Chief Operating Officer, resigned and no longer works for us. In August 2008, we appointed Ms. Comfort as our President and Chief Merchandise Officer, Wet Seal Division after the resignation of Ms. Jozwick, who previously held the position of Chief Merchandise Officer, Wet Seal Division.

Compensation Mix and Other Compensation

We allocate compensation between long-term and currently paid compensation to ensure adequate base compensation to attract and retain qualified personnel, while providing incentives to maximize long-term value for us and our stockholders. We provide cash compensation in the form of base salary to meet competitive salary requirements and reward good performance on an annual basis in the form of bonus compensation to reward superior performance against specific short-term financial goals. We provide non-cash compensation in the form of equity grants to provide a long-term incentive opportunity for our named executive officers, reward superior performance against specific objectives and long-term strategic goals and align the long-term interests of our named executive officers with those of our stockholders.

Determination of Base Salary and Future Salary Increases

When establishing the base salaries of our named executive officers, our Compensation Committee considers a number of factors, including:

•	individual responsibilities and performance expectations;

•	leadership abilities;

•	specialty retail and related trade salary rates;

•	cost of living factors in the Southern California real estate market where our principal executive offices are located;

•	the named executive officer’s applicable experience; and

•	our financial position.

Base salaries of our named executive officers are reviewed annually by our Compensation Committee, which assesses individual performance, contribution to our Company and level of responsibility.

In fiscal 2008, Messrs. Benrubi and Thomas received no increase to their respective base salaries since both had only recently been appointed to their respective positions in late 2007. Mr. Kubo received an increase in his base salary of 4% in April 2008 in connection with merit increases granted to corporate office employees. Mr. Torok was not granted an annual cash compensation increase during fiscal 2008. In April 2009, Mr. Benrubi received an increase in his base salary of 8% based upon his performance and development during his first 18 months as the Company’s Executive Vice President and Chief Financial Officer.

Annual Cash Bonuses

We use annual cash bonuses to reward the short-term performance of our named executive officers. Annual cash bonuses are determined based upon achieving certain levels of our overall Company financial performance metrics, divisional financial performance metrics, or a combination of both, as well as achieving individual pre-determined performance objectives pertaining to achievement of project and/or other goals specific to the functional area of the named executive officer. During the first quarter of each fiscal year, our Compensation Committee and our President and Chief Executive Officer establish financial performance goals and other metrics against which our named executive officers will be evaluated.

Mr. Thomas is eligible to receive a cash bonus based upon achieving a certain level of our total Company’s EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges.

Ms. Comfort is eligible to receive a cash bonus based upon achieving a combination of overall Company financial performance and Wet Seal divisional financial performance. Overall Company financial performance is based upon the achievement of certain levels of total Company EBITDA, while Wet Seal divisional financial performance is based upon the achievement of certain levels of divisional gross margin dollars for comparable stores, divisional comparable store sales increases as well as the realization of pre-determined individual performance objectives. A minimum qualifying divisional EBITDA must also be met before any divisional bonus payout may occur.

Each of Messrs. Benrubi, Kubo and Torok is eligible to receive cash bonuses if certain targets of total Company EBITDA and comparable store sales increases are achieved. In addition, Messrs. Benrubi, Kubo and Torok are eligible to receive additional bonus amounts if pre-determined individual performance objectives are achieved.

Our Compensation Committee believes that tying annual cash bonuses to both Company and division financial performance aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability throughout our Company. Our Compensation Committee also believes that tying a portion of annual cash bonuses to pre-determined individual performance objectives encourages executives to focus on the key operational goals of the functional areas they manage. Set forth in the following chart is a description of the cash bonus guidelines for each of our named executive officers.

Named Executive Officers as of Year End	Fiscal 2008 Bonus Calculation (1)	Target Percentage of Base Salary	Maximum Percentage of Base Salary
Edmond S. Thomas	100% based upon achieving certain total Company EBITDA targets	100%	200%

Steven H. Benrubi	100% based upon achieving certain total Company EBITDA and comparable store sales increase targets, and individual pre-determined performance objectives	50%	100%

Maria G. Comfort (1)	80% based upon achieving a minimum qualifying Wet Seal Division EBITDA as well as certain Wet Seal divisional gross margin dollars for comparable stores, divisional comparable store sales increase, and individual pre-determined performance objectives; the remaining 20% based upon achieving certain Company EBITDA targets	50%	100%

Jon C. Kubo	100% based upon achieving certain total Company EBITDA and comparable store sales increase targets, and individual pre-determined performance objectives	30%	60%

Charles J. Torok	100% based upon achieving certain total Company EBITDA and comparable store sales increase targets, and individual pre-determined performance objectives	30%	60%

(1)	Ms. Comfort received a guaranteed bonus of $75,000 for fiscal 2008 pursuant to the terms of her employment agreement. See “Summary of Employment Agreements and Potential Payments Upon a Change of Control” for a further description of the bonus arrangement for Ms. Comfort. The guaranteed bonus was determined based on negotiation between the Company and Ms. Comfort in connection with her recruitment and represented approximately 70% of her target bonus for fiscal 2008.

Our Compensation Committee, with the assistance of management, reviews our Company’s consolidated and divisional financial performance and calculates bonuses based upon the attainment of performance objectives that are set during the first quarter of each fiscal year. In fiscal 2008, our Compensation Committee awarded annual bonuses to our named executive officers in the amounts set forth in the table below based on the respective achievement of financial targets as specified in the respective tables.

Fiscal 2008 Bonus

Name	Consolidated Target EBITDA (1)	Consolidated Achieved EBITDA (1)	Consolidated Target Comparable Store Sales Percentage	Consolidated Achieved Comparable Store Sales Percentage	Personal Performance Objectives	Bonus Payment Target	Bonus Payment	% of Target Payment Bonus
	(thousands)	(thousands)				(thousands)	(thousands)
Edmond S. Thomas	$50,835	$52,285	—	—	—	$750,000	$750,000	100%
Steven H. Benrubi	$50,835	$52,285	1.6%	(8.5)%	100%	$150,000	$105,000	70%
Jon C. Kubo	$50,835	$52,285	1.6%	(8.5)%	75%	$81,120	$52,728	65%
Charles J. Torok	$50,835	$52,285	1.6%	(8.5)%	75%	$70,500	$45,825	65%
Maria G. Comfort (2)(3)	$24,567	$15,293	—	—	—	$21,781	$75,000	—

Name	Wet Seal Division Minimum Qualifying EBITDA (1)	Wet Seal Division Achieved EBITDA (1)	Wet Seal Division Target Comparable Store Sales Percentage	Wet Seal Division Achieved Comparable Store Sales Percentage	Wet Seal Division Target Gross Margin Dollars for Comparable Stores	Wet Seal Division Achieved Gross Margin Dollars for Comparable Stores	Bonus Payment Target	Bonus Payment	% of Target Payment Bonus
	(thousands)	(thousands)			(thousands)	(thousands)	(thousands)	(thousands)
Maria G. Comfort (2)	$20,619	$20,708	2.7%	(6.2)%	$116,448	$99,677	$87,123	—	—

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges.
(2)	Ms. Comfort was hired on August 25, 2008; this represents Ms. Comfort’s pro rata bonus targets and achievements for the portion of fiscal 2008 during which she was employed by us.
(3)	Ms. Comfort received a guaranteed bonus of $75,000 for fiscal 2008 pursuant to the terms of her employment agreement. See “Summary of Employment Agreements and Potential Payments Upon a Change of Control” for a further description of the bonus arrangement for Ms. Comfort.

Incentive Plan Awards

Typically, upon commencement of our named executive officers’ employment, we have granted these individuals equity awards under our 2005 Stock Incentive Plan, 2000 Stock Incentive Plan, and 1996 Long-Term Incentive Plan, in the form of stock options, restricted stock and/or performance shares. We granted awards under our 1996 Long-Term Incentive Plan that remain unvested and/or unexercised as of January 31, 2009; however, the 1996 Plan expired during fiscal 2006, and no further share awards may be granted under the 1996 Plan. These equity awards vest ratably over specified periods and/or vest upon the attainment of certain market conditions, as the case may be. Our Compensation Committee believes that restricted stock and performance shares provide an equally motivating form of incentive compensation while serving to better align the interests of our stockholders and management. In addition, recently we have chosen to increase the granting of restricted stock and performance shares to our named executive officers because of recent changes in the accounting treatment for stock options as a result of SFAS No. 123(R) that have made granting stock options less attractive.

In granting restricted stock, performance shares and stock options, our Compensation Committee takes into consideration the anticipated long-term contributions of an individual to our potential growth and success, as well as the number of options, restricted stock and/or performance shares granted to similarly situated executives at peer companies.

Compensation Packages For Our Named Executive Officers

CEO Compensation

As our Compensation Committee evaluated the compensation package to be offered to Mr. Thomas, it sought advice and a survey of equity compensation arrangements from Mercer. Our Compensation Committee desired to have a compensation arrangement that offered significant equity incentives for improving our financial performance and increasing our stock price. Accordingly, upon Mr. Thomas’ appointment as the President and Chief Executive Officer, he received our commitment to grant him 1,000,000 performance shares, subject to performance and time-based vesting terms (of which 333,333 shares were granted on the date of his appointment). In addition, on the date of his appointment, Mr. Thomas was granted 500,000 restricted shares, subject to time-based vesting terms. In addition, on March 7, 2008, Mr. Thomas was granted 100,000 stock options, subject to time-based vesting terms. For a more detailed discussion of the terms of his equity awards, see “Summary of Employment Agreement and Potential Payments Upon a Change of Control”. In addition to Mr. Thomas’ equity incentive arrangement, our Compensation Committee reviewed the survey provided by Mercer to evaluate the level of cash compensation provided to Mr. Thomas in relation to the chief executive officers of companies that are direct competitors of our Company in the specialty retail market. Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the turnaround conditions presented to Mr. Thomas.

CFO Compensation

Upon Mr. Benrubi’s appointment as Executive Vice President and Chief Financial Officer, our Compensation Committee recommended that his equity incentive package should be enhanced to a level that is commensurate with his new position but reflected, at the time, a lack of experience as a Chief Financial Officer of a publicly traded company. Mr. Benrubi had previously served as our Company’s Corporate Controller for over two years prior to his appointment as Chief Financial Officer. Upon his appointment, Mr. Benrubi was granted options to acquire up to 60,000 shares and 90,000 restricted shares subject to time-based vesting terms. In addition, Mr. Benrubi’s annual cash compensation increased to $300,000 from $250,000. Also, on August 20, 2008, Mr. Benrubi was granted 40,000 stock options, which are subject to time-based vesting terms. Our Compensation Committee determined that his overall package was commensurate with a newly appointed chief financial officer based upon his experience and standing with our Company. Based on Mr. Benrubi’s performance and development in the first 18 months of his role as Executive Vice President and Chief Financial Officer, the Compensation Committee increased Mr. Benrubi’s annual cash compensation to $324,000 in April 2009.

CMO Compensation

In evaluating the compensation package to be offered to Ms. Comfort, our Compensation Committee considered Ms. Comfort’s extensive apparel industry merchandising leadership experience as well as compensation packages for divisional presidents and chief merchandising officers in peer companies. Our Compensation Committee also considered the compensation packages granted to previous divisional chief merchants within our Company and the scope of responsibilities of Ms. Comfort’s role as President, in addition to Chief Merchandise Officer, of our Wet Seal Division. Our Compensation Committee also desired to provide Ms. Comfort a compensation arrangement that offered significant equity incentives for improving the financial performance of our Company and an improved performance of our Company’s stock price. Accordingly, upon Ms. Comfort’s appointment as the President and Chief Merchandise Officer of our Wet Seal Division, she received a grant of 90,000 performance shares, which are subject to performance and time-based vesting terms. In addition, on the date of her appointment, Ms. Comfort was granted 60,000 stock options, which vest evenly over a three-year period and are exercisable at a strike price of $4.66, which was in excess of our Company’s common stock price on her date of hire and represented the average closing price for our Company’s common stock for the 30 trading days leading to her date of hire. For a more detailed discussion of the terms of her equity award, see “Summary of Employment Agreements and Potential Payments Upon a Change in Control.” Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the scope of responsibilities of Ms. Comfort’s role.

CIO Compensation

At the time of the appointment of Mr. Kubo as our Vice President and Chief Information Officer in March 2005, our Company was actively engaged in a turnaround strategy to improve our financial performance and results of operations. A fundamental component of our operational and financial strategies focused upon identifying and retaining talented senior management personnel. Compensation granted to Mr. Kubo reflected how difficult it was to attract and retain talent during such a challenging period for our Company.

In evaluating modifications to the compensation package for Mr. Kubo, based on consultation with our Chief Executive Officer, our Compensation Committee considers the efficiency and effectiveness with which Mr. Kubo leads our information technology organization, as well as Mr. Kubo’s degree of success in accomplishing the personal performance objectives established for him on an annual basis, which include execution of information systems development plans on time and within budget and supporting the technology elements of various operations initiatives throughout the year. Based on such evaluations, our Compensation Committee approved a 4% increase in Mr. Kubo’s annual cash compensation in April 2008. Our Compensation Committee also approved, on August 20, 2008, a grant to Mr. Kubo of 10,000 stock options, which vest equally over a three-year period and are exercisable at a strike price of $4.09, which was our Company’s closing common stock price on the date of grant. In light of a currently very challenging economic environment and its effect on the Company and the retail apparel industry in general, our Compensation Committee has decided not to grant annual cash compensation increases in April 2009 to several members of senior management, including Mr. Kubo.

Vice President of Logistics Compensation

At the time of the appointment of Mr. Torok as our Vice President of Logistics, in May 2004, our Company continued to be engaged in its turnaround strategy to improve our financial performance and results of operations. Compensation granted to Mr. Torok reflected how difficult it was to attract and retain talent during such a challenging period for our Company.

In evaluating modifications to the compensation package for Mr. Torok, based on consultation with our Chief Executive Officer, our Compensation Committee considers the efficiency and effectiveness with which Mr. Torok manages the receiving, inspection and distribution of merchandise functions in our distribution center, as well as Mr. Torok’s degree of success in accomplishing the personal performance objectives established for him on an annual basis. Mr. Torok was not granted an annual cash compensation increase during fiscal 2008. Our Compensation Committee also approved, on August 20, 2008, a grant to Mr. Torok of 6,000 stock options, which vest evenly over a three-year period and are exercisable at a strike price of $4.09, which was our Company’s closing common stock price on the date of grant. In light of a currently very challenging economic environment and its effect on the Company and the retail apparel industry in general, our Compensation Committee has decided not to grant annual cash compensation increases in April 2009 to several members of senior management, including Mr. Torok.

Perquisites and Personal Benefits

Our named executive officers also participate in life insurance, health, disability and major medical insurance plans, and such other employee benefit plans and programs and perquisites as we may from time to time maintain for the benefit of our employees. While we currently intend to maintain our current benefits and perquisites for our named executive officers, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Limitations on Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, our Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, our Compensation Committee also believes there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Employment Agreements; Severance and Change of Control

We have entered into written agreements with Mr. Thomas, Mr. Benrubi and Ms. Comfort. These employment agreements provide for the payment of additional and future compensation to such executive officers in the event of certain types of terminations and/or in the event of a change of control of our Company. In addition, these individuals and Messrs. Kubo and Torok are parties to incentive compensation award agreements that also provide in some cases for acceleration of equity in connection with termination events and/or change of control of our Company. For a detailed description of these agreements and the potential amounts that we may be obligated to pay and/or the terms upon which unvested incentive equity is accelerated, see “Summary of Employment Agreements and Potential Payments Upon Change of Control”.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation during the fiscal year ended January  31, 2009.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, our Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

The Compensation Committee

    For Fiscal 2008:

    Harold D. Kahn (Chairman)

    Sidney M. Horn

    Michael Zimmerman

The foregoing Report of our Compensation Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by our Company with the Securities and Exchange Commission, except to the extent specifically incorporated by reference.

COMPENSATION AND AWARD TABLES

The information contained in the following tables describes compensation provided to our named executive officers for fiscal years 2008, 2007, and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Share Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)
Edmond S. Thomas,	2008	$750,000		—		$1,351,183	$24,599	$750,000	—	$34,667		$2,910,449
President and Chief Executive Officer	2007	$216,346	(5)	$250,000	(6)	$527,001	—	—	—	$9,537		$1,002,884
	2006	—		—		—	—	—	—	—		—

Steven H. Benrubi,	2008	$300,000		—		$161,839	$84,733	$105,000	—	$18,476		$670,048
Executive Vice President and Chief Financial Officer	2007	$258,462	(7)	—		$127,931	$74,355	$30,000	—	$8,911		$499,659
	2006	—		—		—	—	—	—	—		—

Maria G. Comfort,	2008	$148,077	(8)	$75,000	(9)	$49,063	$13,097	—	—	$11,575		$296,812
Chief Merchandise Officer, Wet Seal Division	2007	—		—		—	—	—	—	—		—
	2006	—		—		—	—	—	—	—		—

Jon C. Kubo,	2008	$267,600	(10)	—		$48,624	$29,725	$52,728	—	$11,536		$410,213
Vice President and Chief Information Officer	2007	—		—		—	—	—	—	—		—
	2006	—		—		—	—	—	—	—		—

Charles J. Torok,	2008	$235,000	(10)	—		$25,792	$39,465	$45,825	—	$8,677		$354,759
Vice President of Logistics	2007	—		—		—	—	—	—	—		—
	2006	—		—		—	—	—	—	—		—

Dyan Jozwick,	2008	—		—		—	—	—	—	—		—
Former Chief Merchandise Officer, Wet Seal Division	2007	$412,115		—		$234,218	$102,056	$174,300	—	$35,031		$95,772
	2006	$298,462	(11)	$50,000	(12)	$39,039	$57,617	$70,000	—	$64,737		$579,855

Joel N. Waller,	2008	—		—		—	—	—	—	—		—
Former President and Chief Executive Officer	2007	$529,313		—		$177,765	$331,932	$260,000	—	$619,770	(13)	$1,918,780
	2006	$662,500		—		$540,136	$345,078	$520,000	—	$15,444		$2,083,158

John J. Luttrell,	2008	—		—		—	—	—	—	—		—
Former Executive Vice President and Chief Financial Officer	2007	$264,963		—		$68,188	$28,273	$78,000	—	$3,285		$442,709
	2006	$382,212		$25,000	(12)	$321,800	$99,040	$150,000	—	$18,112		$996,164

Gary White,	2008	—		—		—	—	—	—	—		—
Former Executive Vice President and Chief Operating Officer	2007	$462,116		—		$95,253	$229,063	$93,000	—	$17,587		$897,019
	2006	$445,481	(14)	—		$111,543	$187,917	$180,000	—	$8,766		$933,707

Gregory S. Gemette,	2008	—		—		—	—	—	—	—		—
Former President of Merchandise, Arden B	2007	$412,115		—		$254,051	$63,911	$24,900	—	$9,273		$764,250
	2006	$353,846	(15)	$80,000	(16)	$172,053	$35,101	—	—	$74,868		$715,868

Jennifer Pritchard,	2008	—		—		—	—	—	—	—		—
Former President, Arden B Division	2007	—		—		—	—	—	—	—		—
	2006	$70,064	(17)	—		—	—	—	—	$675,180	(18)	$745,244

(1)	Amounts reflect the stock-based compensation expense recognized for financial reporting purposes for fiscal 2008, 2007, and 2006 in accordance with SFAS No. 123(R), “Share-Based Payment,” for restricted stock and performance share awards, and thus include amounts from awards granted in and prior to fiscal 2008, 2007, and 2006. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2009, April 10, 2008, and April 17, 2007.
(2)	Amounts reflect the stock-based compensation expense recognized for financial reporting purposes for fiscal 2008, 2007, and 2006 in accordance with SFAS No. 123(R), for stock option awards, and thus include amounts from awards granted in and prior to fiscal 2008, 2007 and 2006. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2009, April 10, 2008, and April 17, 2007.

(3)	Represents bonus amounts earned through achievement of pre-determined financial performance and individual performance objectives under our Company’s fiscal 2008, 2007, and 2006 corporate incentive plans approved by our Compensation Committee.
(4)	For fiscal 2008 this column includes the following for each of the named executive officers: for Mr. Thomas, this column includes a Company paid car lease and car allowances of $17,188, the Company’s matching contribution to his 401(k) Retirement Plan of $16,731, and the value of supplemental health care benefits provided by the Company of $748. For Mr. Benrubi, this column includes the Company’s matching contribution to his 401(k) Retirement Plan of $12,000 and the value of supplemental health care benefits provided by the Company of $6,476. For Ms. Comfort, this column includes a Company paid car lease and car allowances of $11,575. For Mr. Kubo, this column includes the Company’s matching contribution to his 401(k) Retirement Plan of $11,536. For Mr. Torok, this column includes the Company’s matching contribution to his 401(k) Retirement Plan of $8,677.
(5)	Mr. Thomas was hired on October 8, 2007; this represents Mr. Thomas’ pro rata base salary for the portion of fiscal 2007 during which he was employed by us.
(6)	Represents the guaranteed bonus paid during fiscal 2007 pursuant to the terms of Mr. Thomas’ employment agreement.
(7)	Mr. Benrubi’s salary reflects the increase in his base salary from $250,000 per year in his former position as our Corporate Controller through September 20, 2007 to $300,000 in his current capacity as Executive Vice President and Chief Financial Officer. In his capacity as our Corporate Controller, Mr. Benrubi was not a named executive officer of our company in fiscal 2006.
(8)	Ms. Comfort was hired on August 25, 2008; this represents Ms. Comfort’s pro rata base salary for the portion of fiscal 2008 that she was employed by our Company.
(9)	Represents the guaranteed bonus paid during fiscal 2008 pursuant to the terms of Ms. Comfort’s employment agreement.
(10)	In their respective capacities as Vice President and Chief Information Officer and Vice President of Logistics, Messrs. Kubo and Torok were not named executive officers of our Company in fiscal 2007 or fiscal 2006.
(11)	Ms. Jozwick was hired on May 2, 2006; this amount represents Ms. Jozwick’s pro rata base salary for the portion of fiscal 2006 that she was employed by our Company.
(12)	Represents sign-on bonuses paid during fiscal 2006 pursuant to the terms of Ms. Jozwick’s and Mr. Luttrell’s employment agreements.
(13)	Mr. Waller’s employment terminated with our Company on October 8, 2007; this includes his severance payment in the amount of $605,905 pursuant to a severance agreement entered into between Mr. Waller and our Company on October 2, 2007.
(14)	Mr. White assumed his position as Chief Operating Officer effective April 2, 2006; this amount represents the aggregate amount paid to Mr. White in fiscal 2006, including the period for which he was employed by our Company as Chief Operating Officer and Executive Vice President, Store Operations, Wet Seal division.
(15)	Mr. Gemette was hired on March 4, 2006; this amount represents Mr. Gemette’s pro rata base salary for the portion of fiscal 2006 that he was employed by our Company.
(16)	Represents guaranteed bonus paid during fiscal 2006 pursuant to the terms of Mr. Gemette’s employment agreement.
(17)	Ms. Pritchard resigned on March 1, 2006; this amount represents Ms. Pritchard’s pro rata base salary for the portion of fiscal 2006 that she was employed by our Company.
(18)	Represents a payment to Ms. Pritchard pursuant to the terms of a severance arrangement between our Company and Ms. Pritchard.

Grants Of Plan Based Awards for Fiscal 2008

The following table summarizes the grants made to each of our named executive officers during fiscal 2008 under our Incentive Plans or additional equity arrangements.

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Share and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edmond S. Thomas	—	$375,000	$750,000	$1,500,000	—	—	—	—	—	—	—
	3/7/08	—	—	—	—	—	—	—	100,000	$2.58	$1.00
Steven H. Benrubi	—	$75,000	$150,000	$300,000	—	—	—	—	—	—	—
	8/20/08	—	—	—	—	—	—	—	40,000	$4.09	$1.62
Maria G. Comfort	—	$125,000	$250,000	$500,000	—	—	—	—	—	—	—
	8/25/08	—	—	—	—	—	—	—	60,000	$4.66	$1.85
	8/25/08	—	—	—	—	—	—	15,000	—	—	$3.35
	8/25/08	—	—	—	—	—	—	15,000	—	—	$2.82
	8/25/08	—	—	—	—	—	—	15,000	—	—	$2.27
	8/25/08	—	—	—	—	—	—	15,000	—	—	$1.79
	8/25/08	—	—	—	—	—	—	15,000	—	—	$1.26
	8/25/08	—	—	—	—	—	—	15,000	—	—	$0.92
Jon C. Kubo	—	$40,560	$81,120	$162,240	—	—	—	—	—	—	—
	8/20/08	—	—	—	—	—	—	—	10,000	$4.09	$1.62
Charles J. Torok	—	$35,250	$70,500	$141,000	—	—	—	—	—	—	—
	8/20/08	—	—	—	—	—	—	—	6,000	$4.09	$1.62

(1)	Threshold represents 50% of estimated non-equity incentive plan compensation; Target represents 100% of estimated non-equity incentive plan compensation; and Maximum represents 200% of estimated non-equity incentive plan compensation.
(2)	Reflects the number of shares of restricted stock and performance shares granted in fiscal 2008 under our 2005 Stock Incentive Plan.
(3)	Reflects the number of stock options granted in fiscal 2008. These options vest and become exercisable ratably in three equal annual installments, commencing one year after the date of grant.
(4)	Represents the exercise price of stock options reported in the previous column, which is equal to the closing price of our shares on the grant date, with the exception for the stock options granted to Ms. Comfort. The exercise price of stock options granted to Ms. Comfort is the greater of the closing price on the grant date and the average closing price for the 30 consecutive trading days ending on and including the grant date.
(5)	Represents the fair value per share of share awards and option awards as of the grant date pursuant to SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in Note 2 to the Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2009.

Outstanding Equity Awards At 2008 Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of the end of fiscal 2008 under our Incentive Plans.

Name	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Edmond S. Thomas	—	100,000	—	$2.58	3/07/2013	333,334	$870,002	666,666	$1,739,998

Steven H. Benrubi	30,000	—	—	$6.81	6/30/2010	60,000	$156,600	33,870	$88,401
	6,290	12,580	—	$6.50	3/27/2012	—	—	—	—
	20,000	40,000	—	$4.26	9/21/2017	—	—	—	—
	—	40,000	—	$4.09	8/20/2013	—	—	—	—

Maria G. Comfort	—	60,000	—	$4.66	8/25/2013	—	—	90,000	$234,900

Jon C. Kubo	60,000	—	—	$3.15	3/21/2015	—	—	37,020	$96,622
	7,340	14,680	—	$6.50	3/27/2012	—	—	—	—
	—	10,000	—	$4.09	8/20/2013	—	—	—	—

Charles J. Torok	16,000	4,000	—	$6.82	5/10/2014	—	—	25,050	$65,381
	30,000	—	—	$5.84	6/26/2010	—	—	—	—
	3,350	6,700	—	$6.39	3/28/2012	—	—	—	—
	—	6,000	—	$4.09	8/20/2013	—	—	—	—

(1)	Options vest and become exercisable ratably in three equal annual installments, commencing one year after the date of grant.
(2)	Comprised of restricted stock that vests in three equal annual installments, commencing one year after the date of grant.
(3)	Calculated as the number of shares of unvested restricted stock awards multiplied by the closing price of our Company’s Class A common stock as of January 30, 2009, the last trading day of fiscal 2008.
(4)	Comprised of performance shares that vest upon the achievement of certain 20-day Average Trading Price thresholds for our Class A common stock, as such term is defined in the respective performance share award agreements. With respect to Mr. Thomas, of the 1,000,000 performance shares, 666,666 performance shares have been granted to Mr. Thomas.

Option Exercises and Shares Vested in Fiscal 2008

The following table includes certain information with respect to restricted stock awards that vested for our named executive officers for fiscal 2008.

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edmond S. Thomas	—	—	166,666	$558,331
Steven H. Benrubi	—	—	36,000	$158,220
Maria G. Comfort	—	—	—	—
Jon C. Kubo	—	—	—	—
Charles J. Torok	—	—	—	—

(1)	Calculated by multiplying the number of shares that vested by the closing price of our stock on the vesting date.

Non-Qualified Deferred Compensation and Pension Arrangement

We do not maintain non-qualified deferred compensation arrangements or pension arrangements for our named executive officers.

SUMMARY OF EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON A

CHANGE OF CONTROL

Edmond S. Thomas, our President and Chief Executive Officer

On September 6, 2007, we entered into an Employment Agreement with Edmond S. Thomas, or the Thomas Agreement, setting forth the terms of his employment with us as our President and Chief Executive Officer. The Thomas Agreement became effective on October 8, 2007, or the Thomas Effective Date. The Thomas Agreement will terminate on October 8, 2010.

Cash Compensation/Benefits

Under the Thomas Agreement, Mr. Thomas is entitled to:

•	a base salary of $750,000 (which is subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan which is administered under our 2005 Stock Incentive Plan), with a target cash award of up to 100% of Mr. Thomas’ base salary and a maximum cash award of up to 200% of his base salary (for fiscal 2007, Mr. Thomas was guaranteed a bonus of $250,000, which was paid on April 15, 2008); and

•	participate in such employee benefit plans and insurance programs offered to our employees.

Equity Incentive Arrangement

At the time of his retention as our President and Chief Executive Officer, Mr. Thomas received a commitment from us to grant him 1,000,000 performance shares of our Class A common stock, to be issued under the terms of our 2005 Stock Incentive Plan, and 500,000 restricted shares issued pursuant to the NASDAQ Marketplace Rules for new employees. The award agreement governing his performance shares provides that the performance shares be granted in three tranches of 333,333, 333,333 and 333,334 shares. Tranche 1, representing 333,333 performance shares, was granted on October 8, 2007, the effective date of the Thomas Agreement. Tranche 2, representing 333,333 performance shares, was granted on October 8, 2008. Tranche 3 performance shares will be granted on October 8, 2009. The performance shares are subject to the vesting criteria listed in the chart below.

Number of Performance Shares within each Tranche	Time Based Vesting Date	Stock Price Measurement Period	Share Appreciation Target to be Equaled or Exceeded/Share Allocation to Vest
Tranche 1: 333,333	1st anniversary of the Thomas Effective Date	Thomas Effective Date through the 3rd anniversary thereof	$5.15 per share/166,667 $6.18 per share/166,666

Tranche 2: 333,333	2nd anniversary of the Thomas Effective Date	From the 1st anniversary of the Thomas Effective Date through the 3rd anniversary thereof	$7.41 per share/166,667 $8.89 per share/166,666

Tranche 3: 333,334	3rd anniversary of the Thomas Effective Date	From the 2nd anniversary of the Thomas Effective Date through the 3rd anniversary thereof	$10.67 per share/166,667 $12.80 per share/166,667

The share appreciation targets will be deemed to have been met upon the attainment of the respective share appreciation targets as calculated, in each case, on the 20-day volume weighted average share price during the respective measurement periods.

All of the restricted shares were granted on October 8, 2007. The restricted shares vest in three tranches (166,666, 166,666 and 166,668 shares) on each of the first, second and third anniversaries of Mr. Thomas’ employment with us, provided that Mr. Thomas is employed by us on the respective dates of vesting. On October 8, 2008, the first tranche of the restricted shares vested.

In addition to the restricted stock and performance shares, on March 7, 2008, our Board of Directors granted Mr. Thomas options to acquire up to 100,000 shares of our common stock at an exercise price of $2.58. The stock options vest in three tranches of 33,333, 33,333, and 33,334 shares on the first, second and third anniversaries of the grant date of the stock options.

Termination Payments/Rights

Mr. Thomas’ employment may be terminated by us or by Mr. Thomas at any time, subject to the terms and conditions of the Thomas Agreement. The respective rights and obligations of Mr. Thomas and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of termination of his employment without “cause” or his resignation for “good reason” (as such terms are defined in the Thomas Agreement), Mr. Thomas will be entitled to receive (contingent on Mr. Thomas signing a Release (as defined in the Thomas Agreement) and not revoking the Release within thirty (30) days of the termination):

(a) the greater of (i) Mr. Thomas’ aggregate base salary for the remainder of the term of the Thomas Agreement and (ii) Mr. Thomas’ then current base salary, multiplied by two (2), which payment will be made in twelve (12) equal monthly installments over a one (1) year period, subject to compliance with Section 409A of the Internal Revenue Code, as amended, or Section 409A;

(b) subject to mitigation, if Mr. Thomas intends to continue his medical coverage under COBRA for one (1) year following the date of termination; and

(c) vesting of the unvested restricted shares that are scheduled to vest at the next annual vesting milestone; however, the vesting of the performance shares and the options will not accelerate.

In the event that Mr. Thomas’ employment is terminated as a result of his “disability” (as such term is defined in the Thomas Agreement) or his death, Mr. Thomas will receive:

(a) accrued but unpaid salary, payment for reimbursed expenses and accrued disability benefits through the employment termination date;

(b) Mr. Thomas’ target bonus for the fiscal year in which the date of termination occurs, or the termination fiscal year, which shall be pro rated for the number of full calendar quarters Mr. Thomas was employed by the Company in the termination fiscal year;

(b) subject to mitigation, if Mr. Thomas intends to continue his medical coverage under COBRA for one (1) year following the date of termination; and

(c) vesting of the unvested restricted shares that are scheduled to vest at the next annual vesting milestone; however, the vesting of the performance shares and the options will not accelerate.

In the event of a termination of Mr. Thomas’ employment for “cause” or his resignation without “good reason,” Mr. Thomas will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses and (c) accrued employee benefits through the employment termination date. Nevertheless, if our Board of Directors has the reasonable belief that Mr. Thomas has committed any of the acts that constitute the basis for a “cause” termination, Mr. Thomas may be suspended without pay until an investigation is concluded. If Mr. Thomas’ employment is terminated as a result of his disability or his death, he will further be entitled to receive his pro rata target bonus for the fiscal year in which the termination occurs. The bonus will be prorated for the number of full fiscal quarters Mr. Thomas is employed during such fiscal year.

Change of Control Payments

If we experience a “change of control” (as such term is defined in the Thomas Agreement) during the term of Mr. Thomas’ employment with us, and, within ninety (90) days of the change of control, Mr. Thomas’ employment with us is terminated, Mr. Thomas will be entitled to receive (contingent on Mr. Thomas signing a Release and not revoking the Release within thirty (30) days of the termination):

(a) a payment equal to the sum of (i) Mr. Thomas’ then current base compensation multiplied by two (2) and (ii) Mr. Thomas’ target bonus for the fiscal year in which the termination occurs (pro rated for the number of full fiscal quarters that Mr. Thomas was employed during such fiscal year) multiplied by two (2). This payment will be made in twelve (12) equal monthly installments over one (1) year, subject to compliance with Section 409A;

(b) subject to mitigation, if Mr. Thomas intends to continue his medical coverage under COBRA for one (1) year following the date of termination; and

(c) vesting of the unvested restricted shares that are scheduled to vest at the next annual vesting milestone and all unvested option shares; however, the performance shares will not vest.

Steven H. Benrubi, our Executive Vice President and Chief Financial Officer

On September 19, 2007, we entered into an Employment Agreement with Steven H. Benrubi, or the Benrubi Agreement, setting forth the terms of Mr. Benrubi’s employment with us as our Executive Vice President and Chief Financial Officer. The Benrubi Agreement became effective on September 21, 2007, or the Benrubi Effective Date, and was amended and restated as of February 11, 2008. The Benrubi Agreement will terminate on September 21, 2010.

Cash Compensation/Benefits

Under the Benrubi Agreement, Mr. Benrubi is entitled to:

•	a base salary of $300,000 (which is subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan which is administered under our 2005 Stock Incentive Plan), with a target cash award of up to 50% of Mr. Benrubi’s base salary, and a maximum target specified in our Company’s annual incentive plan which performance bonus may be replaced with a single annual bonus by our Compensation Committee based on the achievement of pre-determined annual performance goals; and

•	participate in such employee benefit plans and insurance programs offered to our employees.

Equity Incentive Arrangement

At the time of Mr. Benrubi’s retention as our Executive Vice President and Chief Financial Officer, Mr. Benrubi was granted options to acquire up to 60,000 shares of our Class A common stock. The options were priced at the greater of (x) the closing price of our Class A common stock on September 21, 2007 and (y) the volume weighted average 30 day share price of the Class A common stock ending on and including September 21, 2007. The exercise price per share is $4.26. The options vest in three equal tranches beginning on the first anniversary of September 21, 2007 and each anniversary thereafter. In addition, on the Effective Date, Mr. Benrubi was granted 90,000 restricted shares of our Company’s Class A common stock. The restricted shares vest in three equal tranches beginning on the first anniversary of September 21, 2007 and each anniversary date thereafter. On September 21, 2008, the first tranche of 30,000 restricted shares vested.

In addition, on August 20, 2008, Mr. Benrubi was granted options to acquire up to 40,000 shares of our common stock at a strike price of $4.09. The options will vest in three equal tranches beginning on the first anniversary of the grant date and on each anniversary thereafter.

The options and restricted stock granted to Mr. Benrubi are subject to the terms and conditions of our Company’s 2005 Stock Incentive Plan and the related award agreements.

Termination Payment/Rights

Mr. Benrubi’s employment may be terminated by us or by Mr. Benrubi at any time, subject to the terms and conditions of the Benrubi Agreement. The respective rights and obligations of Mr. Benrubi and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of a termination of Mr. Benrubi’s employment by us without “cause,” or if Mr. Benrubi terminates his employment for “good reason” (as such terms are defined in the Benrubi Employment Agreement) on or before September 21, 2010, Mr. Benrubi shall be entitled to receive severance pay in an amount equal to one year’s base salary, payable in equal bi-monthly installments over a period of one (1) year, subject to compliance with Section 409A and the terms of the Benrubi Agreement. Mr. Benrubi shall not be entitled to any additional payments in connection with his termination. In the event of a termination without “cause” after September 21, 2010, Mr. Benrubi will not be entitled to severance.

In the event of a termination of Mr. Benrubi’s employment for “cause” or his resignation without “good reason” (as such terms are defined in the Benrubi Agreement) or his employment is terminated as a result of his “disability” (as such term is defined in the Benrubi Agreement) or his death, Mr. Benrubi will receive (a) accrued but unpaid salary, (b) payment for unreimbursed expenses and (c) accrued employee benefits through the employment termination date.

Payment of any severance amount is contingent upon execution of a separation agreement and general release of claims that is acceptable to us.

Change of Control Payments

Under the terms of the Benrubi Agreement, Mr. Benrubi is not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of his stock option award agreement and his restricted stock award agreement, upon a “change of control” (as such term is defined in our 2005 Stock Incentive Plan) during his employment with us, Mr. Benrubi’s unvested stock options and restricted stock will vest.

Maria G. Comfort, our President and Chief Merchandise Officer, Wet Seal Division

On July 22, 2008, we entered into an Employment Agreement with Maria G. Comfort, or the Comfort Agreement, setting forth the terms of her employment with us as our President and Chief Merchandise Officer, Wet Seal Division. The Comfort Agreement became effective on August 25, 2008, or the Comfort Effective Date. The Comfort Agreement will terminate on August 25, 2011.

Cash Compensation/Benefits

Under the Comfort Agreement, Ms. Comfort is entitled to:

•	a base salary of $500,000 (which is subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan which is administered under our 2005 Stock Incentive Plan), with a target cash award of up to 50% of Ms. Comfort’s base salary and a maximum cash award of up to 100% of her base salary; provided that the compensation committee of the Company may in its sole discretion replace the Seasonal Bonus program with an annual bonus program under which such annual bonus will be based on the achievement of annual metrics established by the Company each fiscal year. Ms. Comfort will also be eligible to receive an additional bonus based on performance metrics identified to her by the Company’s Chief Executive Officer, in addition to a guaranteed bonus of $75,000 for 2008, which was paid on April 3, 2009; and

•	participate in such employee benefit plans and insurance programs offered to our employees.

Equity Incentive Arrangement

At the time of Ms. Comfort’s retention as our President and Chief Merchandising Officer, Wet Seal Division, the Comfort Effective Date, Ms. Comfort was granted options to acquire up to 60,000 shares of our Class A common stock. The options were priced at the greater of (x) the closing price of our Company’s Class A common stock on August 25, 2008 and (y) the volume weighted average 30 day share price of the Class A common stock ending on and including August 25, 2008. The exercise price per share is $4.66. The options vest in three equal tranches beginning on the first anniversary of August 25, 2008 and each anniversary thereafter.

In addition, on the Comfort Effective Date, Ms. Comfort received a grant of 90,000 performance shares of our Company’s Class A common stock, which were issued under the terms of our 2005 Stock Incentive Plan. The award agreement governing her performance shares provides that the performance shares will vest in three equal tranches beginning on the first anniversary of August 25, 2008 and each anniversary thereafter; provided certain conditions are satisfied. The three tranches of the performance shares will vest in the manner set forth in the following chart:

Number of Performance Shares within each Tranche	Time Based Vesting Date	Stock Price Measurement Period	Share Appreciation Target to be Equaled or Exceeded/Share Allocation to Vest
Tranche 1: 30,000	1st anniversary of the Comfort Effective Date	Comfort Effective Date through the 3rd anniversary thereof	$6.00 per share/15,000 $7.20 per share/15,000

Tranche 2: 30,000	2nd anniversary of the Comfort Effective Date	From the 1st anniversary of the Comfort Effective Date through the 3rd anniversary thereof	$8.64 per share/15,000 $10.37 per share/15,000

Tranche 3: 30,000	3rd anniversary of the Comfort Effective Date	From the 2nd anniversary of the Comfort Effective Date through the 3rd anniversary thereof	$12.44 per share/15,000 $14.93 per share/15,000

The share appreciation targets will be deemed to have been met upon the attainment of the respective share appreciation targets as calculated, in each case, on the 20-day volume weighted average share price during the respective measurement periods.

Termination Payments/Rights

Ms. Comfort’s employment may be terminated by us or by Ms. Comfort at any time, subject to the terms and conditions of the Comfort Agreement. The respective rights and obligations of Ms. Comfort and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of a termination of Ms. Comfort’s employment by without “cause” or a resignation by Ms. Comfort for “good reason” (as such terms are defined in the Comfort Agreement), Ms. Comfort will be entitled to receive (contingent on Ms. Comfort signing a Release (as defined in the Comfort Agreement) and not revoking the Release within thirty (30) days of the termination):

(a) continued compensation and payment for any incurred but unreimbursed expenses, incurred but unpaid base compensation and other accrued employee benefits as provided in the Comfort Agreement, through the termination date;

(b) continued healthcare coverage through COBRA if Ms. Comfort timely elects the coverage; and

(c) severance pay in an amount equal to one times Ms. Comfort’s base salary. This payment will be made in twelve (12) equal monthly installments over one (1) year, subject to compliance with Section 409A;

In the event of a termination of Ms. Comfort’s employment for “cause” or her resignation without “good reason,” or her employment terminates as a result of her “disability” (as such terms are defined in the Comfort Agreement) or her death, Ms. Comfort will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses and (c) accrued employee benefits through the employment termination date. Nevertheless, if our Board of Directors has the reason to belief that Ms. Comfort has committed any of the acts that constitute the basis for a “cause” termination, Ms. Comfort may be suspended without pay until an investigation is concluded.

Change of Control Payments

Under the terms of the Comfort Agreement, Ms. Comfort is not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of her stock option award agreement and her performance stock award agreement, upon a “change of control” (as such term is defined in our 2005 Stock Incentive Plan) during her employment with us, Ms. Comfort’s unvested stock options and performance shares will vest.

Jon C. Kubo, our Vice President and Chief Information Officer

On March 21, 2005, we hired Jon C. Kubo as an employee of our Company. Mr. Kubo is not subject to an Employment Agreement or entitled to receive any payments in connection with a change in control. However, pursuant to the terms of his stock option award and his restricted stock award agreements, upon a “change of control” (as such term is defined in our 2005 Stock Incentive Plan) during his employment with us, Mr. Kubo’s unvested stock options and restricted stock will vest as discussed in “Tables of Potential Payments Upon Termination or a Change of Control.”

Charles J. Torok, our Vice President of Logistics

On May 10, 2004, we hired Charles J. Torok as an employee of our Company. Mr. Torok is not subject to an Employment Agreement or entitled to receive any payments in connection with a change in control. However, pursuant to the terms of his stock option award agreement and his restricted stock award agreement, upon a “change of control” (as such term is defined in our 2005 Stock Incentive Plan) during his employment with us, Mr. Torok’s unvested stock options and restricted stock will vest as discussed in “Tables of Potential Payments Upon Termination or a Change of Control.”

TABLES OF POTENTIAL PAYMENTS UPON

TERMINATION OR A CHANGE OF CONTROL

The following tables quantify potential termination and change of control payment amounts assuming a hypothetical triggering event had occurred as of January 31, 2009. The terms and conditions of the post employment and change of control provisions for each of the named executive officers are described in detail above in “Summary of Employment Agreements and Potential Payments Upon a Change of Control”.

EDMOND S. THOMAS

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)(3)	Total
Termination Without Cause or for Good Reason	$1,500,000	$434,998	$1,934,998
Death or Disability	$750,000	—	$750,000
With Cause or Without Good Reason	—	—	—
Change of Control	$3,000,000	$437,998	$3,437,998

(1)	Pursuant to the terms of the Thomas Agreement, as of January 31, 2009, upon his termination without “cause,” or with “good reason,” Mr. Thomas would be entitled to payments totaling $1,500,000, less applicable withholding taxes, which represents two (2) times his 2008 base salary. Upon death or “disability,” Mr. Thomas would be entitled to payments equal to his target bonus pro-rated to reflect the number of full fiscal quarters served in his position during the year. Upon a “change of control,” Mr. Thomas would be entitled to payments totaling $3,000,000, which represents two (2) times his 2008 base salary in addition to two (2) times his target bonus, less applicable withholding taxes.
(2)	The value of accelerated equity is calculated as the product of (a) 166,666 restricted shares Mr. Thomas would vest into and (b) $2.61, which was our Company’s closing common stock price on January 30, 2009.
(3)	The value of accelerated equity with respect to the options is calculated as the product of (a) 100,000 option shares Mr. Thomas would vest into and (b) $0.03, the difference between $2.61, which was our closing common stock price on January 30, 2009, and $2.58, the option share exercise price.

STEVEN H. BENRUBI

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or for Good Reason	$300,000	—	$300,000
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$245,001	$245,001

(1)	Pursuant to the Benrubi Agreement, as of January 31, 2009, upon his termination without “cause” or with “good reason,” Mr. Benrubi would be entitled to receive severance payments totaling his then current base salary, less applicable withholding taxes, totaling $300,000.
(2)	The value of accelerated equity is calculated as the product of (a) 93,870 shares of restricted stock and performance shares Mr. Benrubi would vest into and (b) $2.61, which was our closing common stock price on January 30, 2009. The value of accelerated equity with respect to his previously granted stock options is $0 as such stock options were not “in the money” due to their exercise price per share being in excess of $2.61.

MARIA G. COMFORT

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or for Good Reason	$575,000	—	$575,000
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$234,900	$234,900

(1)	Pursuant to the terms of the Comfort Agreement, as of January 31, 2009, upon her termination without “cause,” or with “good reason,” Ms. Comfort would be entitled to payments totaling $575,000, less applicable withholding taxes, which is comprised of (a) $500,000, which represents severance pay equal to twelve months of her current base salary and (2) $75,000, which represents her guaranteed bonus for fiscal 2008.

(2)	The value of accelerated equity is calculated as the product of (a) 90,000 performance shares Ms. Comfort would vest into and (b) $2.61, which was our Company’s closing common stock price on January 30, 2009. The value of accelerated equity with respect to her previously granted stock options is $0 as such stock options were not “in the money” due to their exercise price per share being in excess of $2.61.

JON C. KUBO

Event	Total Cash Severance	Value of Accelerated Equity (1)	Total
Termination Without Cause or for Good Reason	—	—	—
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$96,622	$96,622

(1)	The value of accelerated equity is calculated as the product of (a) 37,020 performance shares Mr. Kubo would vest into and (b) $2.61, which was our closing common stock price on January 30, 2009. The value of accelerated equity with respect to his previously granted stock options is $0 as such stock options were not “in the money” due to their exercise price per share being in excess of $2.61.

CHARLES J. TOROK

Event	Total Cash Severance	Value of Accelerated Equity (1)	Total
Termination Without Cause or for Good Reason	—	—	—
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$65,381	$65,381

(1)	The value of accelerated equity is calculated as the product of (a) 25,050 performance shares Mr. Torok would vest into and (b) $2.61, which was our closing common stock price on January 30, 2009. The value of accelerated equity with respect to his previously granted stock options is $0 as such stock options were not “in the money” due to their exercise price per share being in excess of $2.61.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information regarding the beneficial ownership of our Company’s Class A common stock for (i) each person known to our Company to have beneficial ownership of more than 5% of our Company’s Class A common stock and (ii) each of our Company’s directors and each executive officer named in the Summary Compensation Table. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock shown below as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o The Wet Seal, Inc. 26972 Burbank, Foothill Ranch, California 92610.

As of April 15, 2009, there were 96,958,731 shares of Class A common stock issued and outstanding and no shares of Class B common stock issued and outstanding. While our Company has 1,611 shares of Series C Convertible Preferred Stock issued and outstanding, holders of the Series C Convertible Preferred Stock are not entitled to vote on the matters to be presented at the Annual Meeting. Except for information based upon Schedule 13G filed with the Securities and Exchange Commission, as indicated in the footnotes, beneficial ownership is stated as of April 15, 2009.

Name and Address of Stockholder	Beneficial Ownership of Shares of Class A Common Stock	Percent of Beneficial Ownership of Shares of Class A Common Stock (1)
Paradigm Capital Management, Inc. (2)	8,997,575	9.3%
9 Elk Street Albany, New York 12207

Renaissance Technologies LLC (3)	7,159,802	7.4%
James H. Simons 800 Third Avenue New York, New York 10022

Riverview Group, LLC (4)	5,402,811	5.6%
c/o Millenium Management, L.L.C. 666 Fifth Avenue New York, NY 10103

NorthPointe Capital, LLC (5)	5,111,387	5.3%
101 W. Big Beaver, Suite 745 Troy, MI 48084 (Delaware)

SAC Capital Advisors, L.P. (6)	4,985,864	5.1%
72 Cummings Point Road Stamford, CT 06902

Named Executive Officers and Directors
Steven H. Benrubi (7)	174,450	*
Jonathan Duskin (8)	66,000	*
Sidney M. Horn (9)	272,705	*
Harold D. Kahn (10)	243,726	*
Kenneth M. Reiss (11)	306,431	*
Alan Siegel (12)	239,931	*
Edmond S. Thomas (13)	1,215,000	1.2%
Henry D. Winterstern (14)	116,431	*
Michael Zimmerman (1)(15)	66,000	*
All Named Executive Officers and Directors as a group (9 individuals)	2,700,674	2.7%

*	Less than 1%

(1)	Each Reporting Person, if a holder of secured convertible notes, Series C Convertible Preferred Stock or warrants, is prohibited from converting or exercising any of such securities if as a result such reporting person would beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) more than 9.99% of our Company’s outstanding Class A common stock pursuant to an ownership limitation set forth in the document evidencing the respective securities.
(2)	As reported in an Amendment No. 1 to Schedule 13G dated December 31, 2008 that was filed on February 17, 2009.
(3)	As reported in a Schedule 13G dated May 14, 2008 that was filed on February 13, 2009.
(4)	As reported in Amendment No. 4 to Schedule 13G dated December 31, 2008 that was filed on February 17, 2009 (the “Schedule 13G”), Riverview Group, LLC, a Delaware limited liability company (“Riverview”) held: (i) 3,111,1111 shares of our Company’s Class A common stock currently issuable to Riverview upon the conversion of our 3.76% Secured Convertible Note due January 14, 2012 in the original principal amount of $4,666,667 (the “Note”); (ii) 537,000 shares of Class A common stock currently issuable to Riverview upon the conversion of 1,611 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred”); (iii) 527,319 shares of Class A common stock currently issuable to Riverview upon the exercise of a certain Warrant; (iv) 294,643 shares of Class A common stock currently issuable to Riverview upon the exercise of a Series C Warrant; (v) 307,738 shares of Class A common stock currently issuable to Riverview upon the exercise of a Series D Warrant; and (vi) 625,000 shares of Class A common stock currently issuable to Riverview upon the exercise of a Series E Warrant. Riverview has an open short position of 3,714,173 shares of Class A common stock, which position is not netted against the data provided in the Schedule 13G for the purpose of determining the number of shares beneficially owned by any of the Reporting Persons. As of February 17, 2009, 2007, Millenco, L.L.C., a Delaware limited liability company (“Millenco”), was the beneficial owners of 110,374 shares of our Company’s Class A common stock. Millenco has an open short position of 755,600 shares of our Company’s Class A common stock, which position is not netted against the data provided in the Schedule 13G for the purpose of determining the number of shares beneficially owned by any of the Reporting Persons. As of February 17, 2009, Catapult Partners, Ltd., Catapult Capital Management LLC, Millennium International Management LP, and Millennium International Management GP LLC have ceased to be the beneficial ownership of our Company’s Class A common stock. An affiliate of the Reporting Persons, Cognizant Holdings, Ltd., an exempted limited company organized under the laws of the Cayman Islands, has an option short position of 12,172 shares of our Class A Common Stock, which position is not netted against the data provided in the Schedule for purpose of determining the number of shares beneficially owned by any of the Reporting Persons. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Riverview Group, and maybe deemed to have shared voting control and investment discretion over securities owned by Riverview Group. Millennium Management is also the manager of Millenco and may be deemed to have shared voting control and investment discretion over securities owned by Millenco. Israel A. Englander (“Mr. Englander”) is the managing member of Millennium Management, and consequently may be deemed to have shared voting control and investment discretion over securities owned by Riverview Group and/or Millenco, as the case may be. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Riverview Group and/or Millenco or Catapult Partners, as the case may be.
(5)	As reported in a Schedule 13G dated December 31, 2008 that was filed on February 13, 2009.
(6)	As reported in an Amendment No. 3 to a Schedule 13G dated January 1, 2009 that was filed on January 12, 2009, each of S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors”), S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Advisors, Inc., and S.A.C. Capital Associates, LLC (collectively, the “SAC Entities”) and Steven A. Cohen may be deemed to be the beneficial owner of the Company’s 4,985,864 shares of Class A Common Stock. Prentice Capital Management has, except in limited circumstances, investment and voting control over the securities of the Company held by SAC Capital Associates. SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Steven A. Cohen own directly no shares. Pursuant to an investment agreement, SAC Capital Advisors LP maintains investment and voting power with respect to the securities held by SAC Capital Associates. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Mr. Steven A. Cohen controls both SAC Capital Advisors, Inc. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen disclaim beneficial ownership of any of these securities.

Includes warrants held by SAC Capital Associates to purchase 2,979,239 Shares. Prentice Capital Management, LP, a Delaware limited partnership (“Prentice Capital Management”) manages various investments of SAC Capital Associates, including the SAC Capital Associates’ investments in the Issuer. Prentice Capital Management has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the Shares that SAC Capital Associates may be deemed to beneficially own as of the date hereof.
As a result, the Reporting Persons may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Exchange Act with Prentice Capital Management and its affiliates with respect to their investments in the Issuer. Each of the Reporting Persons disclaims beneficial ownership of any securities owned by Prentice Capital Management or its affiliates.
SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, SAC Capital Advisors LP maintains investment and voting power with respect to the securities held by SAC Capital Associates. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Mr. Cohen controls SAC Capital Advisors Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, as amended, each of SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 4,985,864 Shares (constituting approximately 5.0% of the Shares outstanding). Each of SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.
(7)	Includes (i) 33,870 performance shares that vest upon achievement of certain 20-day Average Trading Price thresholds for our Company’s Class A common stock, (ii) 60,000 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights, and (iii) 62,580 shares of our Company’s Class A common stock issuable upon the exercise of options within 60 days of April 15, 2009.
(8)	Includes 22,000 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights.
(9)	Includes 43,726 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights.
(10)	Includes 43,726 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights.
(11)	Includes 43,726 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights.
(12)	Includes (i) 43,726 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights and (ii) 78,500 shares of our Company’s Class A common stock issuable upon the exercise of options within 60 days of April 15, 2009.
(13)	Includes (i) 666,666 performance shares that vest upon achievement of certain 20-day Average Trading Price thresholds for our Company’s Class A common stock, (ii) 333,334 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights and (iii) 33,334 shares of our Company’s Class A common stock issuable upon the exercise of options within 60 days of April 15, 2009.
(14)	Includes (i) 43,726 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights and (ii) 15,000 shares of our Company’s Class A common stock issuable upon the exercise of options within 60 days of April 15, 2009.
(15)	Includes 22,000 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions but have voting rights. Mr. Zimmerman controls Prentice Capital Management, Prentice Capital GP and Prentice Management GP. Prentice Capital Management serves as investment manager to Prentice Capital Offshore and manages certain investments for S.A.C. Capital Associates, LLC (“SAC”). Prentice Capital GP is the general partner of Prentice Capital Partners QP, Prentice Capital Partners and certain other entities (such certain other entities together with SAC, the “Managed Accounts”) and, except in limited circumstance, has voting and dispositive authority over the Company’s Class A Common Stock owned by those entities. Mr. Zimmerman disclaims beneficial ownership of any of the securities.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE

NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

Consistent with the policies of the Securities and Exchange Commission regarding auditor independence, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Audit services are services rendered by the independent auditors for the audit of financial statements and review of financial statements included in our Company’s Quarterly Report on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. In addition, the independent auditors engage in a review of the effectiveness of our Company’s internal control over financial reporting.

Audit-related services are for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of the financial statements.

Tax services include all services performed by the independent auditors for tax compliance, tax planning and tax advice, including professional services rendered for preparation and review of the federal and state corporate income tax returns, preparation of the Puerto Rico corporate income tax return and miscellaneous tax advice and tax planning related to federal and state income and other tax issues.

Prior to engagement of the independent auditors for the following year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to our Audit Committee for approval. Our Audit Committee then pre-approves these services by category of service. The fees are budgeted and our Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee requires specific pre-approval before engaging the independent auditors.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General

The fees incurred by our Company for Deloitte & Touche LLP’s services for fiscal 2007 are set forth in our Company’s Proxy Statement dated April 30, 2008, including estimates which have been updated in this Proxy Statement to reflect final amounts of fees incurred. Such fees for fiscal 2008 are subject to subsequent adjustment if final amounts billed differ from the current estimates. During fiscal 2007 and 2008, fees for services provided by Deloitte & Touche LLP were as follows:

Audit Fees

The aggregate fees incurred by our Company for Deloitte & Touche LLP’s audit of our Company’s annual financial statements, the issuance of consents, the reviews of the financial statements included in our Company’s Quarterly Reports on Form 10-Q and audit of our Company’s internal control over financial reporting and, for fiscal 2007, of the annual management assessment of the effectiveness of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) totaled $865,000 and $803,000 in fiscal 2007 and 2008, respectively.

Audit-Related Fees

The aggregate fees billed to our Company by Deloitte & Touche LLP for audit-related services totaled $3,000 and $3,000 in fiscal 2007 and 2008, respectively.

Tax Fees

The aggregate fees billed to our Company by Deloitte & Touche LLP for tax compliance, tax advice and tax planning services totaled $39,000 and $38,000 in fiscal 2007 and 2008, respectively.

All Other Fees

Other than the services described above, there were no other fees billed by Deloitte & Touche LLP for services rendered to our Company in fiscal 2007 and 2008.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee serves as the representative of our Board of Directors for general oversight of our Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws and regulations and standards of business conduct. Our Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.wetsealinc.com.

Management of our Company has the primary responsibility of preparing the financial statements of our Company, including our Company’s internal controls, as well as our Company’s financial reporting process. Deloitte & Touche LLP, an independent registered public accounting firm, acting as our Company’s independent auditor, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and to issue a report thereon and as to its assessment of the effectiveness of internal control over financial reporting. In addition, our Audit Committee has retained PricewaterhouseCoopers to assist management with its review of our Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

In this context, our Audit Committee hereby reports as follows:

•

Our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 with our Company’s management and Deloitte & Touche LLP, an independent registered public accounting firm, acting as our Company’s independent auditor. Additionally, our Audit Committee has reviewed and discussed, with management and with Deloitte & Touche LLP, Deloitte & Touche LLP’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

•

Our Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied in The Wet Seal Inc.’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements.

•

Our Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

•

Based on the review and discussion referred to in the three bullet points above, our Audit Committee recommended to our Board of Directors and our Board of Directors has approved that the audited financial statements of our Company for fiscal 2008 be included in our Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee

For Fiscal 2008:

Kenneth M. Reiss (Chairman)

Jonathan Duskin

Sidney M. Horn

Henry D. Winterstern

The foregoing Report of our Audit Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference in any previous or future documents filed by our Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent that our Company specifically incorporates the report by reference in any such document.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

Upon recommendation of our Audit Committee, our Board of Directors proposes that the stockholders ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as the independent auditor of our Company for fiscal 2009. Deloitte & Touche LLP served as the independent auditor of our Company for fiscal 2008.

Neither our Company’s Restated Certificate of Incorporation, as amended, nor its Bylaws, as amended, require that the stockholders ratify the selection of our Company’s independent auditor. Our Company is doing so because our Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, our Board of Directors and our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but may retain such independent auditor. Even if the appointment is ratified, our Board of Directors and our Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interest of our Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from stockholders.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our Company’s independent auditor requires the affirmative vote of the holders of a majority of the outstanding shares present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules issued thereunder require the filing of certain reports by officers, directors and beneficial owners of more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Our Company believes that during fiscal 2008, all such filing requirements were satisfied by our Company’s officers, directors and ten percent stockholders.

OTHER MATTERS TO COME BEFORE THE 2009 ANNUAL MEETING

Our Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on such matters.

SOLICITATIONS

The cost of this solicitation or proxies will be borne by our Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, our Company will reimburse them for their expenses in so doing.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2010 ANNUAL MEETING

If a stockholder of our Company wishes to present a proposal for consideration at the next annual meeting of stockholders, the proposal must be received at the principal executive offices of our Company no later than the close of business on the 120th day before the anniversary of the date on which the 2009 proxy statement was publicly announced. However, if the date of the 2010 Annual Meeting changes by more than 30 days from the date of the 2009 Annual Meeting, notice by the stockholder is timely if it is received no earlier than the opening of business on the 120th day before the 2010 Annual Meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which the Company first makes the public announcement of the date of the 2010 Annual Meeting.

PROXY	THE WET SEAL, INC.	PROXY
ANNUAL MEETING
Solicited on behalf of our Board of Directors
for the Annual Meeting of Stockholders to be held on May 27, 2009

The undersigned, a stockholder in The Wet Seal, Inc., a Delaware corporation, appoints Edmond S. Thomas and Steven H. Benrubi, or either of them, as his or her true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Wednesday, May 27, 2009, at 10:00 a.m., Pacific Daylight time, and any adjournment or postponement thereof with respect to the following matters which are more fully explained in our Proxy Statement dated April 24, 2009, receipt of which is acknowledged by the undersigned.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL EIGHT NOMINEES AND FOR PROPOSAL 2 AS MORE SPECIFICALLY SET FORTH IN OUR PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be Signed on Reverse Side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE WET SEAL, INC.

May 27, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20830000000000000000 4	052207

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE    ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors - Our Board recommends a vote FOR each of the following nominees:				2. Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal 2009	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Jonathan Duskin
		O	Sidney M. Horn
☐	WITHHOLD AUTHORITY	O	Harold D. Kahn
	FOR ALL NOMINEES	O	Kenneth M. Reiss
		O	Alan Siegel
☐	FOR ALL EXCEPT	O	Edmond S. Thomas
	(See instructions below)	O	Henry D. Winterstern
		O	Michael Zimmerman

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above.

Please note that changes to the registered name(s) on the

account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.